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                                                                   EXHIBIT 10.28


                                                                October 28, 1997

Mr. Rohit Sharma
3450 Hillview Avenue
Palo Alto, CA  94304

Dear Rohit:

We are pleased to offer you a full-time position with Optical Networks Incorporated as Principal Architect starting November 1, 1997 or thereabouts, depending on when your employment is transferred from Optivision to ONI. For your active participation in this business, Optivision, Inc. will pay you a base salary (gross salary before withholding and deductions) of $7,708 per month. This salary will be reviewed annually on your employment anniversary date. In addition to your base monthly salary, you will be awarded a performance bonus of up to $20,000 upon acceptance of our restoration switch product including its architecture and features, and a bonus of $2,500 for each key engineering person hired to whom you have referred us. (This offer is valid for the initial 4 month build up period and may be discontinued by the new management at their discretion). These bonus awards will be at the sole discretion of the management of ONI.

I will recommend to the Board of Directors, subject to the adoption of the ONI Stock Option Plan by the Board, that you be granted the right to purchase 100,000 shares of ONI common stock under the terms and conditions of a restricted stock purchase agreement and be awarded options for the purchase of 300,000 shares of common stock in the Optical Networks, Inc. The options will consist of (1) 100,000 options at a price to be determined at the next meeting of the Board, with a vesting start date corresponding to your starting of employment, vesting over a period of three years, (2) performance incentive awards of up to 50,000 options based upon acceptance of our restoration product architecture and functions by Sprint or another major customer, and 50,000 options based on our first significant product order, payable upon invoicing to the customer, and (3) 20,000 options per future patent application up to a maximum of 100,000 options. The price of these options will be determined by the fair market value of the stock at the time of those milestones, and the vesting will be over a four year period. The options granted for patent applications will be subject to review and approval by a management review board prior to submission. All of these options will be subject to the terms and conditions of the ONI stock option plan. Any discrepancies between this offer and the stock option plan in its final form will be resolved by the Board of ONI. We will also recommend to the new management of ONI that you be eligible for awards under the incentive pool for new employee options based on your performance to ONI.

Your responsibilities will include:

    (1) developing the architecture for the optical restoration switch product,
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    (2) supporting the ONI management with technical contributions to the hardware and software for the restoration switch product and other future optical switching products, and

    (3) supporting the ONI management with technical presentations to investors, and potential customers.

As a condition of your employment, you will be required to sign ONI's Employment Confidential Information, Invention Assignment, and Arbitration Agreement.

The benefits package offered to you will be comparable to that of Optivision as summarized below.

        Medical Insurance: The company will pay the full cost of enrolling you in the group medical plan which is currently with the Aetna Life Insurance Company.

        Dental Insurance: The company will pay the full cost of your dental coverage in the Aetna Dental Plan.

        Term Life Insurance: Term life insurance is offered to each employee in the amount of one year's salary.

        Vacation: You will be entitled to 15 days of paid vacation per year. This will accrue from the start of your employment and you will be eligible to take vacation after six months of employment. Your employment in Optivision will count as vacation accrual.

        Workman's Compensation, Disability Insurance, and Social Security
Payments: State and federally mandated insurance premiums are paid by the company with customary withholding from the employee's gross salary.

        Sick Leave: Sick leave is paid for days actually sick, up to a maximum of 10 days per year.

        Optivision Profit Sharing and 401k Savings Plan: The profit sharing is an arbitrary year-end tax deferred bonus (subject to Optivision profits). The 401k plan enables you to defer paying tax on contributions to the 401k up to the prescribed limit (currently $8,996) and an Optivision matching contribution of up to 2% of your salary. Should you elect to participate in these plans the amount of tax deferred income would be counted as part of your total compensation.

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time. Your employment and compensation can be terminated at any time (either by your unilaterally, or by the Company unilaterally, in each case without notice) for any or no reason, subject to the terms hereof, and your rights to compensation and benefits thereunder would terminate as well except as may be provided by appropriate law. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any prior discussions and letters, with the exceptions of (i) your stock option agreement which will define the terms of your stock options,

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(ii) the employee Confidentiality Agreement herewith attached, and (iii) the provisions of the benefit plans, which govern the benefits described above.

This offer is effective through November 5, 1997 and will expire if not accepted by the close of business on that date. Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this letter and the Confidentiality Agreement by that date.

I would like to add, Rohit, that the management of ONI considers that you have made very valuable technical contributions to the initial product concepts for this startup company and considers you a founder. We look forward to you becoming a member of the ONI management team, and believe that this position will offer you both a demanding set of responsibilities and an outstanding opportunity for substantial personal rewards.

                              Sincerely,

                              /s/ James S. Tyler
                              James S. Tyler
                              President & CEO

                              /s/ Joseph W. Goodman
                              Joseph W. Goodman,
                              Chairman



                              Agreed to and Accepted by:

                              /s/  Rohit Sharma
                              _______________________________________________
                              Rohit Sharma         Date

                              Start date__________________

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